UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.
               Smith & Wesson Holding Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TABLE OF CONTENTS

PROXY STATEMENT
VOTING AND OTHER MATTERS
PROPOSAL ONE - ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTING
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS
SMITH & WESSON HOLDING CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 15, 2008
     The Annual Meeting of Stockholders of Smith & Wesson Holding Corporation, a Nevada corporation, will be held at 9:00 a.m., local time, on Monday, September 15, 2008, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, for the following purposes:
     1. To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.
     2. To ratify the appointment of BDO Seidman, LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending April 30, 2009.
     3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.
     These items of business are more fully described in the proxy statement accompanying this notice.
     Only stockholders of record at the close of business on July 23, 2008 are entitled to notice of and to vote at the meeting.
     All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Springfield, Massachusetts	Ann B. Makkiya
August 5, 2008	Secretary

SMITH & WESSON HOLDING CORPORATION
2100 Roosevelt Avenue
Springfield, Massachusetts 01104

PROXY STATEMENT

VOTING AND OTHER MATTERS
General
          The enclosed proxy is solicited on behalf of Smith & Wesson Holding Corporation, a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Monday, September 15, 2008, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at 2375 East Camelback Road, Suite 700, Phoenix, Arizona.
          In accordance with rules adopted by the Securities and Exchange Commission that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2008 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2008 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.
          These proxy solicitation materials were first released on or about August 5, 2008 to all stockholders entitled to vote at the meeting.
Voting Securities and Voting Rights
          Stockholders of record at the close of business on July 23, 2008, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 47,053,678 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.
          The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, the eight persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors; and the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote is required for the ratification of the appointment of BDO Seidman, LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending April 30, 2009.
          Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting and will determine whether a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies
          When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement and (2) “for” the ratification of the appointment of BDO Seidman, LLP as the independent auditor of our company for the fiscal year ending April 30, 2009.
Revocability of Proxies
          Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.
Solicitation
          We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.
Annual Report and Other Matters
          Our 2008 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
          We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2008 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
          Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors currently is fixed at eight. Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.
          A board of eight directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.
          The Board of Directors recommends a vote “for” the nominees listed below.
          The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Barry M. Monheit	61	Chairman of the Board
Robert L. Scott	62	Vice Chairman of the Board
Michael F. Golden	54	President, Chief Executive Officer, and Director
Jeffrey D. Buchanan	52	Director (1)(2)
John B. Furman	64	Director (1)(2)(3)
Mitchell A. Saltz	55	Director
David M. Stone	56	Director (2)(3)
I. Marie Wadecki	59	Director (1)(3)

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominations and Corporate Governance Committee.
          Barry M. Monheit has served as a director of our company since February 2004. Mr. Monheit is a consultant focusing on financial and operational issues in the corporate restructuring field. From July 1992 until January 1, 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., a multi-disciplined consulting firm listed on the New York Stock Exchange, serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice.
          Robert L. Scott has served as a director of our company since December 1999. Mr. Scott is the chairman of the National Shooting Sports Foundation and a Governor of the Sporting Arms and Ammunition Institute. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 5, 2003; and the President of Smith & Wesson Corp. from May 2001 until December 2002. From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company.
          Michael F. Golden has served as the President and Chief Executive Officer and a director of our company since December 2004. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry

Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of Black & Decker where he was employed from 1981 until 1996.
          Jeffrey D. Buchanan has served as a director of our company since November 2004. Mr. Buchanan is currently a Senior Managing Director of Alare Capital Securities, L.L.C., a registered broker dealer. From 2005 to 2006, Mr. Buchanan was principal of Echo Advisors, Inc., a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served as Executive Vice President of Three-Five Systems, Inc., a publicly traded electronic manufacturing services company, from June 1998 until February 2005; as Chief Financial Officer and Treasurer of that company from June 1996 until February 2005; and as Secretary of that company from May 1996 until February 2005. Mr. Buchanan served as Vice President — Finance, Administration, and Legal of that company from June 1996 until July 1998 and as Vice President — Legal and Administration of that company from May 1996 to June 1996. Mr. Buchanan served from June 1986 until May 1996 as a business lawyer with O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, most recently as a senior member of that firm. Mr. Buchanan was associated with the international law firm of Davis Wright Tremaine from 1984 to 1986, and he was a senior staff person at Deloitte & Touche from 1982 to 1984. Mr. Buchanan is a director of Synaptics Incorporated, a Nasdaq Global Select Market-listed company that is a leading worldwide developer and supplier of custom-designed user interface solutions, and a director of NuVision U.S., Inc., a privately owned display company. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005.
          John B. Furman has served as a director of our company since April 2004. Mr. Furman is a consultant to public and private companies, with a focus on product commercialization, business transactions, and financial restructurings. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly owned provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange-listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman is a director of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer.
          Mitchell A. Saltz has served as a director of our company since October 1998. Mr. Saltz is a private investor. Mr. Saltz served as Chairman of the Board and Chief Executive Officer of our company from February 1998 through December 5, 2003. Mr. Saltz previously was a strategic investor and independent consultant.
          David M. Stone has served as a director of our company since September 2006. Admiral Stone has been the President and Chief Executive Officer of The Alacrity Homeland Group, a provider of strategic planning, government affairs, and corporate development services dealing with Homeland Security and critical infrastructure protection, since January 2006. Admiral Stone also serves as Founder, President, and CEO of The Alacrity Solutions Corporation, a provider of tailored consulting services to high technology companies that he established in November 2005. Admiral Stone was the Assistant Secretary of Homeland Security for the Transportation Security Administration from December 2003 until June 2005, the Deputy Chief of Staff at the Transportation Security Administration from August 2003 to December 2003, and the Homeland Federal Security Director at Los Angeles International Airport from July 2002 until May 2003. Admiral Stone retired in April 2002 after a 28 year career in the United States Navy achieving the rank of Rear Admiral. Admiral Stone is a director of BEI Precision Systems and Space Company Inc., Skyport Global Communications Corporation, and S2 Global Corporation.
          I. Marie Wadecki has served as a director of our company since September 2002. Ms. Wadecki served as the Corporate Budget Director of the McLaren Health Care Corporation, a Michigan-based $3.1 billion seven hospital health care system, from January 2001 until her retirement in September 2007. Ms. Wadecki was employed by McLaren for more than 30 years, holding positions of increasing responsibility. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, and Women Business Leaders of the U.S. Healthcare Industry Foundation. In July 2008, Ms. Wadecki received the Certificate of Director Education from the Corporate Directors Institute of the National Association of Corporate Directors.
          There are no family relationships among any of our directors and executive officers.
Information Relating to Corporate Governance and the Board of Directors
          Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Jeffrey D. Buchanan, John B. Furman, Barry M. Monheit, Mitchell A. Saltz, David M. Stone, and I. Marie Wadecki is an independent director, as “independence” is defined by Nasdaq listing standards and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Michael F. Golden, who is a current employee of our company, is an employee director; and Robert L. Scott is a non-employee director. Colton R. Melby served as an independent director of our company during a portion of fiscal 2008 before his resignation in January 2008.
          Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors.
          Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.smith-wesson.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at the address of our executive offices set forth in this proxy statement.
          We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of the Board of Directors serves as the presiding director of such executive sessions.
          Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Smith & Wesson Holding Corporation c/o any specified individual director or directors at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.
     The Audit Committee
          The purpose of the Audit Committee is to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter, and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

          The Audit Committee currently consists of Messrs. Buchanan and Furman and Ms. Wadecki, each of whom is an independent director of our company under Nasdaq rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Buchanan serves as the Chairman of the Audit Committee. The Board of Directors has determined that each of Messrs. Buchanan and Furman and Ms. Wadecki, whose backgrounds are detailed above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.
     The Compensation Committee
          The purposes of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Buchanan, Furman, and Stone, with Mr. Furman serving as Chairman.
     The Nominations and Corporate Governance Committee
          The purposes of the Nominations and Corporate Governance Committee include the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Furman and Stone and Ms. Wadecki. Ms. Wadecki currently chairs the committee.
          The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominations and Corporate Governance Committee are independent, as that term is defined by the listing standards of Nasdaq.
Board and Committee Meetings
          Our Board of Directors held a total of ten meetings during the fiscal year ended April 30, 2008. During the fiscal year ended April 30, 2008, the Audit Committee held nine meetings; the Compensation Committee held eight meetings; and the Nominations and Corporate Governance Committee held two meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member. We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our 2007 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
          Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee is authorized to determine and approve, or make recommendations to the Board of Directors with respect to, the compensation of our Chief Executive Officer and other executive officers and grant or recommend the grant of stock-based compensation to our Chief Executive Officer and other executive officers under our 2004 Incentive Stock Plan.
          The compensation program for executive officers consists primarily of base salary, performance-based incentive compensation, and long-term incentives in the form of stock-based compensation, including stock options, restricted stock, restricted stock units, and other long-term equity incentives. Executives also participate in other benefit plans, including medical and retirement plans, which generally are available to all regular full-time employees of our company.
          Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives. We establish annual performance-based incentive compensation programs designed to reward individuals for performance based primarily on our financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building stockholder value. Total compensation levels reflect corporate positions, responsibilities, and achievement of goals. As a result of our performance-based philosophy to compensation, compensation levels may vary significantly from year to year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers.
          The Compensation Committee generally recommends base salary levels for executive officers of our company at the beginning of each fiscal year and recommends bonuses at the end of each fiscal year based upon the performance of our company and our executives. The Compensation Committee held eight meetings during fiscal 2008.
Goals
          The goals of our executive compensation program are as follows:
•	to attract, retain, and motivate highly qualified executives;

•	to reflect our company’s culture and approach to total rewards, which includes benefits, work environment, and development opportunities;

•	to reflect our philosophy of pay-for-performance;

•	to provide a rational and consistent approach to compensation, which is understood by senior leadership;

•	to align compensation to the interests of our company as a whole and its stockholders; and

•	to recognize corporate stewardship and fiscal responsibility.
Role of the Compensation Committee and Chief Executive Officer
          The Compensation Committee of our Board of Directors reviews and recommends to the Board of Directors the compensation of our Chief Executive Officer and our other executive officers. Annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and recommends to our Board of Directors the compensation of our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee together with our Chief Executive Officer annually assess the performance of our other executive officers. Based on recommendations from our Chief Executive Officer and the determinations of our Compensation Committee, our Compensation Committee makes recommendations to our Board of Directors regarding the compensation of our other executive officers.

Compensation Surveys and Compensation Consultants
          In determining compensation levels, we regularly review compensation levels in our geographical area, compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other industries, and compensation levels that we deem appropriate to retain and motivate our executives. From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of our compensation consultants, and our compensation consultants report directly to our Compensation Committee. From time to time, we allow our Chief Executive Officer to attend portions of the meetings we have with our compensation consultants and solicit the Chief Executive Officer’s views on compensation philosophies, particularly as they apply to other executives.
Base Salary
          We target base compensation at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation but reflecting the possible receipt of incentive compensation. Base salaries for executive officers are established based on an executive’s position, responsibilities, skills, and experience. In determining base compensation, we also take into account individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, and corporate needs. The Compensation Committee’s evaluation of the foregoing factors is subjective, and the Compensation Committee does not assign a particular weight to any one factor. Our base salary levels may be lower than base salary levels at other companies that do not place as much emphasis as we do on paying for performance.
Incentive Compensation
          We establish annual performance-based incentive compensation programs for our executives. In establishing a compensation program for any particular year, we focus on then current corporate goals. Annual incentive compensation is based on our financial performance and the individual performance of our executives.
Stock-Based Compensation Grants
          We strongly believe in tying executive rewards directly to our long-term success and increases in stockholder value through grants of stock-based awards. Stock-based awards also enable executives to develop and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account previous grants to an individual. Historically, our stock-based compensation has been through the grant of stock options and restricted stock units, or RSUs. We set vesting levels over multiple year periods to encourage executive retention.
Other Benefits
          Executive officers are eligible to participate in benefit programs maintained for all of our full-time employees. These programs include medical insurance, a qualified defined investment plan, a non-contributory profit share plan, and a medical program.
Deductibility of Executive Compensation
          We take into account the tax effect of our compensation. Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

Accounting Considerations
          We account for stock-based employee compensation arrangements in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“SFAS 123(R)”). In determining stock-based awards, we consider the potential expense of those grants under SFAS 123(R) and the impact on our earnings per share.
Policies for the Pricing and Timing of Stock-Based Grants
          We set the price of all stock-based awards at the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. We grant the stock-based compensation annually on a scheduled date each year. In the case of new hires, grant prices are determined by the closing price of our common stock on the date the employee reports for service. We authorize our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to the Compensation Committee.
Fiscal 2008 Compensation
     Compensation Consultants
          We hired Towers Perrin to assist us in the design of our compensation program for fiscal 2007. Towers Perrin identified two groups of companies deemed to be comparable to us: one group consisted of industry peers involved in guns, defense, security, and brand name durable goods, and one group consisted of small-cap, high-performing companies from across industry lines that outperformed the S&P 600 Small Cap Index. The industry peers were Armor Holdings, Nautilus, Inc., DHB Industries, Ceradyne Inc., II-VI Inc., Directed Electronics, Rockford Corp., Allied Defense Group, Lowrance Electronics, LoJack Corp., Sturm, Ruger & Co., CompuDyne Corp., Zygo Corp., Excel Technology, Meade Instruments, Cybex International, Colt Defense Inc., Firearms Training Syst., TASER International, KVH Industries, and Arotech Corp. The high-performing peers were Hydril Co., Dionex Corp., WD-40 Co., Mercury Computer, Biosite Inc., Daktronics Inc., CARBO Ceramics, Ceradyne Inc., Hansen Natural, Mobile Mini Inc., Multimedia Games, Merit Medical, Power Integrations, ANSYS Inc., EPIQ Systems, Quality Systems, Shuffle Master Inc., Catapult Commun., Kensey Nash, and SurModics Inc. Towers Perrin provided us with the survey results and an analysis of our peer companies; determined our position among the peer groups; developed recommendations and guidelines for the structure of our compensation program; and reviewed the overall compensation package and advised our Compensation Committee regarding the appropriateness of our compensation program.
          We continued to utilize the material provided by Towers Perrin in connection with our executive compensation program for fiscal 2008.
     Base Salaries
          We instituted increases in base salary for fiscal 2008 for John A. Kelly, Leland A. Nichols, Thomas A. Taylor, Kenneth W. Chandler, and Ann B. Makkiya. Base salary was unchanged for Michael F. Golden.
     Incentive Compensation
          Our fiscal 2008 Incentive Compensation Program covering our executive officers established two thresholds, based on our operating profit, while our fiscal 2007 Incentive Compensation Program also covered sales and return on assets. Meeting an operating profit threshold of $50,032,000 would result in the establishment of an incentive pool of 1.5% of our fiscal 2008 operating income. The incentive pool would then be distributed among all our executive officers based on the ratio of each executive’s base salary to the base salary of all executive officers multiplied by a target bonus percentage of 75% of base salary in the case of the Chief Executive Officer and Chief Financial Officer of our company and the Chief Operating Officer of Smith & Wesson Corp. and 50% of base salary in the case of each other executive officer, subject in each case to an increase in the target bonus percentage by up to 15% of base salary for individual performance.

          Meeting an operating profit threshold of $52,666,000 would result in the Chief Executive Officer and the Chief Financial Officer of our company and the Chief Operating Officer of Smith & Wesson Corp. receiving incentive compensation equal to 75% of their base salaries and each other executive officer instead receiving incentive compensation equal to 50% of base salary, plus, in each case, an increase in the target bonus percentage by up to 15% of base salary for individual performance and a percentage of base salary equal to the percentage by which our operating profit exceeded the operating profit performance criteria in the second threshold.
          No incentive compensation was paid to our executive officers for fiscal 2008 as a result of the failure to achieve either operating profit threshold.
     Stock-Based Compensation Grants
          For fiscal 2008, our stock-based compensation grants took the form of grants of RSUs. Pursuant to the grants, each executive officer becomes vested in the RSUs as to one-third of the RSUs on each of the first, second, and third anniversaries of the date of grant. The stock underlying vested RSUs is scheduled to be delivered on June 25th of each year. Each executive officer forfeits the unvested portion, if any, of the RSUs if the executive officer’s service to our company is terminated for any reason, except as may otherwise be determined by the administrator of our 2004 Incentive Stock Plan. Upon a change in control of our company not approved by our Board of Directors, the vesting on any unvested RSUs will accelerate and the delivery of the underlying shares will accelerate. We concluded that the grants of RSUs rather than stock options for fiscal 2008 were in the best interests of our company and its stockholders based on the expense of the awards. See “Executive Compensation — Grants of Plan-Based Awards.”
     Section 162(m)
          Our compensation arrangements with any of our executive officers did not exceed the limits on deductibility under Section 162(m) during our fiscal year ended April 30, 2008.
     CEO Compensation
          During fiscal 2008, the Compensation Committee evaluated the factors described above in determining the base salary and other compensation of Michael F. Golden, our President and Chief Executive Officer. We paid Mr. Golden a base salary during fiscal 2008 in accordance with his employment agreement. No bonus was paid to Mr. Golden under our fiscal 2008 Incentive Compensation Program. We granted Mr. Golden stock options and RSUs during fiscal 2008. See “Executive Compensation — Grants of Plan-Based Awards” and “Employment Agreements.”
     New Employment Agreement for CEO
          We hired Compensia to assist us in structuring a new employment agreement with our Chief Executive Officer, Michael F. Golden, before he entered the last year of his then current employment agreement. The goal of the Compensation Committee was to develop an agreement covering base salary, bonus compensation, and stock-based grants, which were very performance based but which had the potential to compensate Mr. Golden at the 80th percentile of our peers if performance warrants.
          Compensia identified two groups of companies deemed relevant to us: one group consisted of industry peers involved in guns, defense, security, and brand name durable goods and one group consisted of high-performing companies. The industry peer companies were Allied Defense Group, Argon, Ceradyne, CompuDyne, Cybex International, Directed Electronics, Excel Technology, Force Protections, II-VI, iROBOT, KVH Industries, LoJack, Meade Instruments, Nautilus, Rockford, Sport Supply Group, Sturm, Ruget & Company, TASER International, Zumiez, Zygo. The high-performance companies were ANSYS, CARBO Ceramics, Ceradyne, Daktronics, Ducommun, Hansen Natural, Hudril, Intevac, Mobile Mini, Quality Systems, Shuffle Master, Silicon Image, Sonus Networks, SunPower, Tessera Technologies, TiVo, Zumez.
          Based on our goal of performance-based compensation, the new agreement did not change Mr. Golden’s base salary, maintained his ability to receive an annual bonus in an amount determined by our Board of Directors based primarily upon the achievement of performance goals, granted Mr. Golden options to purchase 216,000 shares of common stock at an exercise price above market when granted, and granted Mr. Golden RSUs for 160,000 shares of common stock vesting subject to our company meeting designated EBITDA levels.

REPORT OF THE
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
          Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
John B. Furman, Chairman
Jeffrey D. Buchanan
David M. Stone
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          During the fiscal year ended April 30, 2008, our Compensation Committee consisted of Messrs. Buchanan, Furman, and Stone. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors.

EXECUTIVE COMPENSATION
Summary of Cash and Other Compensation
          The following table sets forth, for the fiscal years ended April 30, 2008 and 2007, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
Name and					Option	Plan	Compensation	All Other
Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Awards (4)	Compensation (5)	Earnings (6)	Compensation (7)		Total (8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Michael F. Golden	2008	$450,000	—	$926,078	$354,277	$29,416	—	$82,904	(9)	$1,842,675
President and Chief	2007	$450,000	—	$184,397	$255,081	$428,900	—	$50,953	(10)	$1,369,331
Executive Officer
John A. Kelly	2008	$269,984	—	$150,881	$27,798	$29,416	—	$56,213	(11)	$534,292
Chief	2007	$226,815	—	$45,079	$62,234	$174,146	—	$19,628	(12)	$527,902
Financial Officer and Treasurer
Leland A. Nichols (13)	2008	$310,024	—	$227,684	$43,136	$29,416	—	$23,396	(14)	$633,656
Vice President — Sales	2007	$278,258	—	$90,152	$96,534	$277,785	—	$18,782	(15)	$761,511
Thomas L. Taylor	2008	$220,012	—	$95,318	$19,381	$29,416	—	$24,403	(16)	$388,530
Vice President —	2007	$211,965	—	$45,079	$49,083	$164,594	—	$20,514	(17)	$491,235
Marketing
Kenneth W. Chandler	2008	$234,988	—	$128,656	$38,345	$29,416	—	$25,948	(18)	$457,353
Vice President —	2007	$221,565	—	$45,079	$96,188	$170,962	—	$19,738	(19)	$553,532
Operations

(1)	The base salaries set forth in this column reflect salary increases effective as of the first day of our 2008 and 2007 fiscal year for each of the named executive officers except for Mr. Golden. Mr. Golden received a base salary as provided in his employment agreement.

(2)	No discretionary bonuses were paid for fiscal 2008 or 2007. Bonuses were paid pursuant to our 2007 Incentive Compensation Program but not under our 2008 Incentive Compensation Program (see note (5)).

(3)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2008 and 2007 with respect to the grant date fair value of RSU awards determined in accordance with SFAS 123(R), and thus may include amounts from awards granted in previous years. We determine the grant date fair value of each RSU award using the fair value of our common stock at the close of market on the date of grant. The compensation expense is recognized over the vesting period. See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year ended April 30, 2008 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). For further information on these awards, see the Grants of Plan-Based Awards table in the “Executive Compensation” section of this proxy statement. There were no forfeitures of RSUs by any of the named executive officers in fiscal 2008 or 2007.

(4)	No stock options were granted to our named executive officers in fiscal 2008 or 2007 except for those granted to Mr. Golden as provided in his revised employment agreement in November 2007. We granted RSUs rather than stock options to the named executive officers in fiscal 2008 and 2007. The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes in fiscal 2008 and 2007 with respect to the grant date fair value of stock option awards determined in accordance with SFAS 123(R), and thus may include amounts from awards granted in previous years. We calculated the original estimated grant date fair value of each stock option award on the date of grant using the Black-Scholes option pricing model. The compensation expense is recognized over the vesting period. See Note 17 to the Consolidated Financial Statements in our Form 10-K for the

year ended April 30, 2008 for a discussion of the relevant assumptions used in determining the grant date fair value of our stock option awards pursuant to SFAS 123(R). There were no forfeitures of stock options by any of the named executive officers in fiscal 2008 or 2007.

(5)	The amount shown in this column constitute payments made under our fiscal 2007 Incentive Compensation Program and $29,416 and $29,367 paid to each named executive officer under our profit sharing plan for fiscal 2008 and 2007, respectively. No amounts were paid under our fiscal 2008 Incentive Compensation Program. These amounts were calculated and paid in the year following when they were earned. See “Compensation Discussion and Analysis.”

(6)	We do not maintain any pension or nonqualified deferred compensation program for executive officers.

(7)	This column sets forth the value of all perquisites.

(8)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(9)	Consists of car allowance ($12,000), reimbursement for insurance premiums for disability insurance ($9,603), matching contributions to our defined contribution plan ($6,490), reimbursement of medical insurance premiums ($10,866), income associated with cancellation of executive long-term retirement plan ($20,385), and reimbursement for premiums under a $5.0 million term life insurance policy ($23,560).

(10)	Consists of car allowance ($12,000), reimbursement for insurance premiums for disability insurance ($9,603), matching contributions to our defined contribution plan ($6,600), and reimbursement for premiums under a $5.0 million term life insurance policy ($22,750).

(11)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($6,364), income associated with cancellation of executive long-term retirement plan ($36,041), and reimbursement for insurance premiums for disability insurance ($3,008).

(12)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($5,820), and reimbursement for insurance premiums for disability insurance ($3,008).

(13)	Mr. Nichols also has served as the Chief Operating Officer of our subsidiary, Smith & Wesson Corp., since April 2006.

(14)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($3,178), income associated with cancellation of executive long-term retirement plan ($6,676), and reimbursement for insurance premiums for disability insurance ($2,742).

(15)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($4,727), reimbursement for insurance premiums for disability insurance ($2,742), and relocation.

(16)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($6,391), income associated with cancellation of executive long-term retirement plan ($4,273), and reimbursement for insurance premiums for disability insurance ($2,939).

(17)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($6,775), and reimbursement for insurance premiums for disability insurance ($2,939).

(18)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($6,385), income associated with cancellation of executive long-term retirement plan ($5,940), and reimbursement for insurance premiums for disability insurance ($2,823).

(19)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($6,115), and reimbursement for insurance premiums for disability insurance ($2,823).

Grants of Plan-Based Awards
          The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the fiscal year ended April 30, 2008.
GRANTS OF PLAN-BASED AWARDS

								All Other
								Stock	All Other
								Awards:	Option	Exercise
								Number	Awards:	or Base
		Estimated Future Payouts			Estimated Future Payouts			of Shares	Number of	Price of
		Under Non-Equity			Under Equity Incentive			of Stock	Securities	Option	Grant Date Fair
	Grant	Incentive Plan Awards (4)			Plan Awards			or Units	Underlying	Awards	Value of Stock and
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(1)	Options (2)	($/Sh)	Option Awards (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Michael F. Golden	5/10/07	—	—	—	—	—	—	40,000	—	—	$523,600
Michael F. Golden	11/12/07	—	—	—	—	160,000 (5)	—	—	—	—	$1,728,000
Michael F. Golden	11/12/07	—	—	—	—	—	—	—	216,000	$15.00 (6)	$2,332,800
John A. Kelly	5/10/07	—	—	—	—	—	—	15,000	—	—	$196,350
Leland A. Nichols	5/10/07	—	—	—	—	—	—	20,000	—	—	$261,800
Thomas L. Taylor	5/10/07	—	—	—	—	—	—	7,500	—	—	$98,175
Kenneth W. Chandler	5/10/07	—	—	—	—	—	—	12,000	—	—	$157,080

(1)	These RSUs were granted under our 2004 Incentive Stock Plan and vest as to one-third of the RSUs on each of the first, second, and third anniversaries of the date of grant. The stock underlying vested RSUs will be delivered on June 25th of each year. Each named executive officer forfeits the unvested portion, if any, of the officer’s RSUs if the officer’s service to our company is terminated for any reason except as may otherwise be determined by the Compensation Committee as the administrator of our 2004 Incentive Stock Plan. Upon a change in control of our company not approved by our Board of Directors, the vesting on any unvested RSUs will accelerate and the delivery of the underlying shares will accelerate.

(2)	The stock options granted to Mr. Golden in connection with his revised employment agreement vest as to one-third of such options on each of the first, second, and third anniversaries of the date of grant.

(3)	The amounts in this column represent the grant date fair value of each stock and option award computed in accordance with
SFAS 123(R). See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year ended April 30, 2008 for a discussion of the relevant assumptions used in calculating the grant date fair value of each stock and option award pursuant to SFAS 123(R).

(4)	Non-Equity Incentive Plan Compensation is based on achieving certain financial targets for the preceding fiscal year. The amounts reported in the Summary Compensation Table represent the actual amounts payable under the 2008 and 2007 Incentive Compensation Programs calculated based on the actual fiscal 2008 and 2007 financial performance of our company. These amounts are paid in full in the fiscal year subsequent to when they are earned. There are no further payments required or allowed pertaining to either program.

(5)	The RSUs granted to Mr. Golden in connection with his revised employment agreement vest as to one-third of the RSUs on each of the first, second, and third anniversaries of the date of grant, provided that (i) our company meets the target for EBITDA less SFAS 123R expense as established and determined by the Board of Directors for the fiscal year in which the applicable vesting date occurs, and (ii) Mr. Golden is employed by our company on the applicable annual anniversary date of the grant.

(6)	Pursuant to Mr. Golden’s employment agreement, the stock options were granted with an exercise price of $15.00 per share rather than $10.80 per share, which was the fair value of our common stock at the close of market on the date of grant.
Outstanding Equity Awards
          The following table sets forth information with respect to outstanding equity-based awards held by our named executive officers at April 30, 2008.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
			Equity					Equity	Equity Incentive
			Incentive			Number	Market	Incentive	Plan Awards:
	Number	Number	Plan Awards:			of	Value of	Plan Awards:	Market or
	of	of	Number of			Shares or	Shares or	Number	Payout Value
	Securities	Securities	Securities			Units of	Units of	of Unearned	of Unearned
	Underlying	Underlying	Underlying			Stock	Stock	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	That Have	Other Rights	Other Rights
	Options(1)	Options(1)	Unearned	Exercise	Expiration	Not	Not	That Have	That Have
Name	Exercisable	Unexercisable	Options	Price	Date	Vested(1)	Vested(2)	Not Vested(3)	Not Vested(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael F. Golden	300,000	200,000	—	$1.47	12/6/2014	—	—	—	—
	66,667	33,333	—	$4.46	7/19/2015	—	—	—	—
	—	216,000	—	$15.00	11/12/2017	—	—	—	—
	—	—	—	—	—	100,000	$750,000	—	—
	—	—	—	—	—	—	—	160,000	$1,200,000
John A. Kelly	325,000	—	—	$0.81	10/31/2011	—	—	—	—
	100,000	—	—	$1.18	9/18/2012	—	—	—	—
	33,334	16,666	—	$4.46	7/19/2015	—	—	—	—
	—	—	—	—	—	29,666	$222,495	—	—
Leland A. Nichols	100,000	—	—	$1.80	1/24/2015	—	—	—	—
	33,334	16,666	—	$4.46	7/19/2015	—	—	—	—
	—	—	—	—	—	49,333	$369,998	—	—
Thomas L. Taylor	67	8,333	—	$4.46	7/19/2015	—	—	—	—
	—	—	—	—	—	22,166	$166,245	—	—
Kenneth W. Chandler	82,000	—	—	$1.55	11/16/2014	—	—	—	—
	25,334	16,666	—	$4.46	7/19/2015	—	—	—	—
	9,000	—	—	$4.93	11/8/2015	—	—	—	—
	—	—	—	—	—	26,666	$199,995	—	—

(1)	Generally, awards of stock options and RSUs under our 2004 Incentive Stock Plan vest one-third on each of the first, second, and third anniversaries of the date of grant.

(2)	The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, respectively.

(3)	The RSUs granted to Mr. Golden in connection with his revised employment agreement vest as to one-third of the RSUs on each of the first, second, and third anniversaries of the date of grant, provided that (i) our company meets the target for EBITDA less SFAS 123R expense as established and determined by the Board of Directors for the fiscal year in which the applicable vesting date occurs, and (ii) Mr. Golden is employed by our company on the applicable annual anniversary date of the grant.
Option Exercises and Vested Stock
          The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during the fiscal year ended April 30, 2008.
OPTION EXERCISES AND STOCK VESTING

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
(a)	(b)	(c)	(d)	(e)
Michael F. Golden	—	—	30,000	$483,300
John A. Kelly	—	—	7,334	$118,151
Leland A. Nichols	—	—	14,667	$236,285
Thomas L. Taylor	81,600	$1,468,400	7,334	$118,151
Kenneth W. Chandler	67,000	$1,030,725	7,334	$118,151
          For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price multiplied by the number of options exercised. For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested.
Profit Sharing Plan
          We maintain a non-contributory profit sharing plan covering substantially all of our Springfield and Houlton employees, including our executive officers. Employees become eligible to receive allocations of profit sharing contributions on the first day of the plan year nearest the date in which they complete one year of eligibility service. We make annual contributions to the plan equal to 15% of the operating profit of Smith & Wesson Corp. Operating Profit is defined as income before interest, corporate charges, accruals in excess of cash payments for municipal litigations, and state and federal income taxes. Our contributions in any year are limited to 15% of the total compensation paid or accrued in the plan year to all employees who are participants of the plan as of the date of our contribution. Individual contributions are calculated by taking the total dollar contribution to be allocated and dividing by the higher of all participants’ current or five year average compensation to arrive at a distribution factor. The distribution factor is then multiplied by the individual’s eligible compensation (subject to IRS Section 415 limits).
Pension Benefits
          We do not offer any pension benefits for any of our executive officers. We maintain a 401(k) plan in which our employees may participate.

Nonqualified Deferred Compensation
          We do not provide for any nonqualified deferred compensation for any of our executive officers.
Employment Agreement
          We and Michael F. Golden are parties to a revised employment agreement dated November 12, 2007 providing for the continued employment of Mr. Golden as the President and Chief Executive Officer of our company through November 30, 2010. The employment agreement provides for Mr. Golden to receive an annual base salary of $450,000, which is subject to annual review by our Board of Directors and increases based on performance. Mr. Golden is also eligible to receive an annual bonus in an amount to be determined by our Board of Directors based upon achievement of performance goals and other factors deemed relevant by our Board of Directors. In addition, we granted Mr. Golden (a) an option to purchase 216,000 shares of our common stock at an exercise price of $15.00 per share with one-third of such options vesting on each of the first, second, and third annual anniversary of the date of grant; and (b) RSUs for 160,000 shares of our common stock with one-third of such shares vesting on each of the first, second, and third annual anniversary of the date of grant, provided that (i) our company meets the target for EBITDA less SFAS 123R expense as established and determined by the Board of Directors for the fiscal year in which the applicable vesting date for the RSUs occurs, and (ii) Mr. Golden is employed by our company on the applicable annual anniversary of the date of the grant. Mr. Golden may also receive additional annual awards based on his performance and on the performance of our company in comparison to the relevant peer group, with the amount of such awards granted to be determined by our Board of Directors.
          The employment agreement also provides for Mr. Golden to receive a car allowance of $1,000 per month and to participate in any group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, or benefits as may from time to time be provided to other executive employees of our company. We will also reimburse Mr. Golden for the reasonable insurance premiums (and any taxes incident thereto) for disability insurance covering up to 75% of his base salary, for medical and hospitalization insurance for him, his wife, and his children under the age of 25, and for a $5.0 million term life insurance policy with such beneficiaries as he selects.
          The employment agreement provides that either we or Mr. Golden may terminate Mr. Golden’s employment at any time. If Mr. Golden’s employment is terminated for reason of disability, death, by him voluntarily, or by us for cause as a result of certain acts committed by Mr. Golden (as set forth in the agreement), he will receive no further compensation under the agreement. If we unilaterally terminate Mr. Golden’s employment without cause, Mr. Golden will receive (i) his base salary, (ii) an amount equal to the average of his bonus paid for each of the two fiscal years immediately preceding his termination, and (iii) any fringe benefits being received by him at the date of termination for a period equal to the greater of the remaining employment term under the agreement or one year after such termination. The total approximate value of payments required to be paid upon termination without cause as of April 30, 2008 would have been $1,507,000.
          If Mr. Golden’s employment is terminated for any reason other than a termination by us for cause, the employment agreement provides that he will receive, for the fiscal year of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of termination, as determined by our Board of Directors in its sole discretion. If Mr. Golden’s employment is terminated after the first anniversary of the employment agreement for any reason other than a termination by us for cause, the stock options granted pursuant to the employment agreement or pursuant to his previous employment agreement that are vested as of the date of such termination will have a nine-month post-termination exercise period. If Mr. Golden’s employment is terminated for any reason other than a termination by us for cause or due to our non-renewal of the employment agreement at the end of the term or any yearly extension of such term or due to non-renewal of the agreement by Mr. Golden with six months advance notice, we will continue to pay the life insurance premiums on any then existing life insurance policy provided by our company, up to an annual premium of $20,000, until the third anniversary of the termination of Mr. Golden’s employment. If Mr. Golden’s employment is terminated as a result of the non-renewal of the employment agreement at the end of the term or any yearly extension of such term, Mr. Golden will receive, for a period of three years following the termination, secretarial support of an employee of our company at our offices or, at the discretion of our company, a cash payment in lieu of the secretarial support in the amount of $10,000 per year.

Change in Control Arrangements
          Mr. Golden’s revised employment agreement provides that, in the event of a change in control of our company (as defined in the agreement), Mr. Golden may, at his option and upon written notice to us, terminate his employment, unless (a) the change in control has been approved by our Board of Directors, (b) the provisions of the employment agreement remain in full force and effect, and (c) Mr. Golden suffers no reduction in his status, duties, authority, or compensation following the change in control, provided that Mr. Golden will be considered to suffer a reduction in his status, duties, or authority, if, after the change in control, (i) he is not the chief executive officer of the company that succeeds to our business, (ii) such company’s stock is not listed on a national stock exchange (such as the New York Stock Exchange, the Nasdaq National Market, or the American Stock Exchange), or (iii) such company terminates Mr. Golden or reduces his status, duties, authority, or compensation within one year of the change in control. If Mr. Golden terminates his employment due to a change in control not approved by the Board of Directors or following which the employment agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, he will receive his base salary, an amount equal to the average of his bonus paid for each of the two fiscal years immediately preceding his termination, and any fringe benefits being received by him at the date of termination for a period equal to the greater of the remaining employment term under the agreement or two years after such termination, and any stock options and restricted stock units granted to him pursuant to the employment agreement or his previous employment agreement will immediately vest. The total approximate value of payments required to be paid upon a change in control as of April 30, 2008 would have been $4,047,000.
          The Compensation Committee, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in 2004 Incentive Stock Plan. To date, all stock-based awards have included change in control provisions. To the extent we undergo a sale of all or substantially all of our assets, reorganization, merger, or consolidation in which we do not survive, or in which our securities are exchanged or converted into securities issued by another entity, the plan provides that outstanding options may be assumed or substituted for in accordance with their terms with the consent of our Board of Directors or the committee. If the options are not assumed or substituted for, to the extent applicable, such options will terminate immediately prior to the closing of the corporate transaction. The committee will give option holders a reasonable period of time prior to the closing of the corporate transaction to exercise their outstanding vested options.
2001 Employee Stock Purchase Plan
          Our 2001 Employee Stock Purchase Plan is designed to encourage stock ownership in our company by our employees, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors in November 2001 and approved by our stockholders in February 2002. Our Board of Directors amended the plan in May 2004. There are 10,000,000 shares of our common stock currently reserved for issuance under the plan. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, the Board of Directors may appoint a committee to administer the plan. The plan gives broad powers to the Board of Directors or the committee to administer and interpret the plan.
          The plan permits employees to purchase our common stock at a favorable price and possibly with favorable tax consequences to the participants. All employees of our company or of those subsidiaries designated by our Board of Directors who are regularly scheduled to work at least 20 hours per week for more than five months per year are eligible to participate in any of the purchase periods of the plan. However, any participant who would own, as determined under the Internal Revenue Code, immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of our company will not be granted an option under the plan. The plan as amended is implemented in a series of successive offering periods, each with a maximum duration of six months.
          All eligible employees automatically are participants. Eligible employees may elect to participate in the plan on April 1 or October 1 of each year. Subject to certain limitations determined in accordance with calculations set forth in the plan, a participating employee is granted the right to purchase shares of common stock on the last business day on or before each March 31 and September 30 during which the employee is a participant in the plan. Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% of the participant’s compensation on each payroll date. Payment on the initial purchase date in the first offering period will be a lump-sum payment unless the participant elects otherwise. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each purchase date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan.
          As required by tax law, no participant may receive an option under the plan for shares that have a fair market value in excess of $25,000 for any calendar year, determined at the time the option is granted. In addition, no participant may purchase more than 12,500 shares on any purchase date. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.
          No plan contributions or options granted under the plan are assignable or transferable. The expiration date of the plan will be determined by the Board of Directors and may be made any time following the close of any six-month exercise period, but may not be longer than 10 years from April 1, 2002. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Board of Directors. In the event of a merger, a sale of at least 50% of our then outstanding common stock, or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation. If the options under the plan are not assumed or equivalent options are not substituted by the successor corporation, then the purchase date for the options will be accelerated to a date prior to the transaction, and on the closing of the transaction, all outstanding options and the plan will terminate. The unexercised portion of any option granted to an employee under the plan will automatically terminate immediately upon the termination for any reason, including retirement or death, of the employee’s employment.
          The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.
          The Board of Directors or the committee may amend, suspend, or terminate the plan at any time, provided that such amendment may not adversely affect the rights of the holder of an option. However, the plan may be amended to shorten any outstanding offerings (even if it adversely affects the option holders) to eliminate or minimize any adverse financial accounting consequences.
          Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.
2001 Stock Option Plan
          Our 2001 Stock Option Plan was designed to attract, motivate, retain, and reward our employees, officers, directors, and independent contractors by providing them with stock options. Eligible persons under the plan include key personnel (including directors and executive officers), consultants, and independent contractors who perform valuable services for us or our subsidiaries.
          The plan may be administered by the Board of Directors or a committee of the board. The Board of Directors or committee determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the award, and any other conditions to which the award is subject.
          If any change in our common stock occurs through merger, consolidation, reorganization, capitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise, adjustments will be made as to the maximum number of shares subject to the plan and the number of shares and exercise price per share of stock subject to outstanding options.

          There were outstanding issued but unexercised options to acquire 639,500 shares of our common stock at an average exercise price of $1.12 per share under the 2001 Stock Option Plan as of April 30, 2008. Options granted after October 1, 2004 are granted under our 2004 Incentive Stock Plan.
2004 Incentive Stock Plan
          Our 2004 Incentive Stock Plan was adopted by our Board of Directors in May 2004 and approved by our stockholders in September 2004. The 2004 Incentive Stock Plan was amended by our Board of Directors in July 2006 and approved by our stockholders in September 2006. The plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we may grant stock options, restricted stock, restricted stock units, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the plan only to our employees, including our officers who are employees. There were outstanding issued but unexercised options to acquire 1,107,762 shares of our common stock at an average exercise price of $6.56 per share under the plan as of April 30, 2008. There were also issued and outstanding 560,418 undelivered RSUs under the plan as of April 30, 2008. The material features of the plan are outlined below.
          Shares available for awards; Adjustments. Under the plan, an aggregate number of shares of common stock equal to the lesser of (1) 15% of the shares of our common stock outstanding from time to time or (2) 10,000,000 shares is available for issuance pursuant to awards granted under the plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under the plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. The plan also provides for adjustment of the number and kind of shares for which awards may be granted, the number and kind of shares subject to the plan’s annual limits, the number and kind of shares subject to outstanding awards, the applicable exercise price of outstanding awards and any other applicable aspect of an outstanding award, as determined by our committee, in the event of any increase or decrease in the number of issued and outstanding shares of our common stock as a result of any dividend or other distribution (whether in the form of cash, our stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event that affects our stock or such other securities of ours or any other issuer.
          Administration. The plan is administered by a committee of the Board of Directors. The committee determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the award, and any other conditions to which the award is subject. Awards may be settled in the form of cash, shares of common stock, other awards, or other property in the discretion of the committee. The committee, in its discretion, may accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, including such acceleration in connection with a “change in control” of our company or upon a termination of service after a change in control.
          Stock options and stock appreciation rights. The committee is authorized to grant stock options, including incentive stock options. In addition, the committee is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The committee determines the exercise price per share subject to an option and the grant price of a stock appreciation right. The per share exercise price of an incentive stock option, however, must not be less than the fair market value of a share of common stock on the grant date. The committee generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be vested and exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no incentive stock option may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the committee, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards, or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the committee. The committee determines methods of exercise and settlement and other terms of the stock appreciation rights.
          Restricted stock. The committee is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the committee.
          Restricted stock units. The committee is authorized to grant restricted stock units, or RSUs. RSUs are a right to receive a share of our common stock at the end of a specified period (usually after completion of a vesting schedule relating to continuation of service or achievement of performance goals), subject to possible forfeiture of the award in the event of certain terminations of employment or service prior to the end of the specified period.
          Bonus stock and other stock-based awards. The committee is authorized to grant shares of common stock as a bonus free of restrictions for services performed for us or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements, subject to such terms as the committee may specify. The committee is authorized to grant awards under the plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the committee, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The committee determines the terms and conditions of such awards.
          Automatic grants to directors. Under the plan, as long as shares are available for grant under the plan, we will make automatic grants of options to our directors. On the date a non-employee director is first appointed or elected to our Board of Directors, we will automatically grant an option to purchase 25,000 shares to that new director. In addition, each year we will grant either an option to purchase 10,000 shares of our common stock or 3,000 RSUs to each non-employee director at the time of our annual meeting of stockholders, provided that such director did not receive his or her initial automatic grant of an option to purchase 25,000 shares within 90 days of the date of the annual automatic option grant. The exercise price of the options is the fair market value of our common stock on the date of the grant. The options vest and become exercisable as to 1/12th per month after the date of grant, and expire on the tenth anniversary of the date of grant. The RSUs vest as to 1/12th per month after the date of grant, and the stock underlying vested RSUs is scheduled to be delivered to each non-employee director at his or her election on (i) the one-year anniversary of the date of grant, (ii) the earlier of the three-year anniversary of the date of grant or the retirement or resignation of the non-employee director as a member of our Board of Directors, or (iii) the retirement or resignation of the non-employee director as a member of our Board of Directors.
          Other terms of awards. Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the committee. Awards under the plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest on deferred amounts. The committee is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.
          Acceleration of Vesting; Change in Control. The committee, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the plan. To the extent we undergo a sale of all or substantially all of our assets, reorganization, merger, or consolidation in which we do not survive, or in which our securities are exchanged or converted into securities issued by another entity, the plan provides that outstanding options may be assumed or substituted for in accordance with their terms with the consent of our Board of Directors or the committee. If the options are not assumed or substituted for, to the extent applicable, such options will terminate immediately prior to the closing of the corporate transaction. The committee will give option holders a reasonable period of time prior to the closing of the corporate transaction to exercise their outstanding vested options.
          Amendment and termination. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Such amendment or termination may not materially and adversely affect the rights of any participant with an outstanding award without the consent of the participant. Unless terminated earlier by our Board of Directors, the plan will terminate on the earlier of (1) ten years from the date of the later to occur of (i) the original date the plan was approved by our Board of Directors or our stockholders, whichever is earlier, or (ii) the date an increase in the number of shares reserved for issuance under the plan is approved by our Board of Directors (so long as such increase is also approved by our stockholders), and (2) at such time as no shares of common stock remain available for issuance under the plan and our company has no further rights or obligations with respect to outstanding awards under the plan.

DIRECTOR COMPENSATION
          We pay each non-employee director an annual retainer in the amount of $70,000. The non-employee Chairman of the Board and the non-employee Chairman of the Audit Committee each receives an additional $25,000 per year over the standard outside director compensation; the non-employee Vice Chairman of the Board receives an additional $18,000 per year plus a per diem expense allowance of $1,000 while traveling on behalf of our company at various industry functions; and the non-employee chairs of the Compensation Committee and the Nominations and Corporate Governance Committees each receives an additional $6,000 per year. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.
          Each non-employee director receives an automatic grant of options to acquire 25,000 shares of our common stock on the date of his or her first appointment or election to our Board of Directors. In fiscal 2008, each non-employee director also received an automatic grant of 3,000 RSUs at the meeting of our Board of Directors held immediately following our 2007 annual meeting of stockholders. In fiscal 2007, each non-employee director received an automatic grant of options to purchase 10,000 shares of our common stock at the meeting of our Board of Directors held immediately following our 2006 annual meeting of stockholders.
          The following table sets forth the compensation paid by us to each non-employee director for the fiscal year ended April 30, 2008. Mr. Golden does not receive any compensation for service on our Board of Directors.
DIRECTOR COMPENSATION

					Change in Pension
					Value and
					Nonqualified
	Fees Earned		Option	Non-Equity	Deferred
	or Paid in	Stock	Awards	Incentive Plan	Compensation	All Other
Name	Cash (1)	Awards (2)	(3)	Compensation	Earnings	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Barry M. Monheit	$90,832	$50,332	$10,464	—	—	—	$151,628

Robert L. Scott	$106,833	$50,332	$10,464	—	—	—	$167,629

Jeffrey D. Buchanan	$90,844	$50,332	$10,464	—	—	—	$151,640

John B. Furman	$71,833	$50,332	$10,464	—	—	—	$132,629

Mitchell A. Saltz	$65,833	$50,332	$10,464	—	—	—	$126,629

David M. Stone	$65,833	$50,332	$26,157	—	—	—	$142,322

I. Marie Wadecki	$71,833	$50,332	$10,464	—		—	$132,629

Colton R. Melby (4)	$48,333	$14,115 (5)	$10,464	—	—	—	$72,912

(1)	All fees in fiscal 2008 and 2007 were paid in cash.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2008 with respect to the grant date fair value of RSU awards determined in accordance with SFAS 123(R). We determine the grant date fair value of each RSU award using the fair value of our common stock at the close of market on the date of grant. The compensation expense is recognized over the vesting period. See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year ended April 30, 2008 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). As of April 30, 2008, each of the non-employee directors had the following number of stock awards outstanding: Barry M. Monheit (3,000); Robert L. Scott (3,000); Jeffrey D. Buchanan (3,000); John B. Furman (3,000); Mitchell A. Saltz (3,000); David M. Stone (3,000); and I. Marie Wadecki (3,000). The grant date fair value of stock awards granted in fiscal 2008 was $56,460 for each of our board members. In fiscal 2008, 2,250 RSUs were forfeited by a former director.

(3)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes in fiscal 2008 with respect to the grant date fair value of stock option awards determined in accordance with SFAS 123(R), and thus may include amounts from awards granted in previous years. We calculated the original estimated grant date fair value of each stock option award on the date of grant using the Black-Scholes option pricing model. The compensation expense is recognized over the vesting period. See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year ended April 30, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). There were no options granted to directors in fiscal 2008. The grant date fair value of the stock options granted in fiscal 2007 was as follows for each of the directors: Barry M. Monheit ($95,409); Robert L. Scott ($95,409); Jeffrey D. Buchanan ($95,409); John B. Furman ($95,409); Colton R. Melby ($95,409); Mitchell A. Saltz (95,409); David M. Stone ($238,523); and I. Marie Wadecki ($95,409). As of April 30, 2008, each of the non-employee directors had the following number of stock options outstanding: Barry M. Monheit (40,000); Robert L. Scott (20,000); Jeffrey D. Buchanan (45,000); John B. Furman (40,000); Mitchell A. Saltz (125,000): David M. Stone (25,000); and I. Marie Wadecki (40,000). There were 10,000 stock options forfeited by a former director in fiscal 2008.

(4)	Colton R. Melby resigned as a board member during fiscal 2008.

(5)	The amount shown represents the value received by Mr. Melby upon the delivery of 750 shares of our common stock following Mr. Melby’s resignation from our Board of Directors in January 2008. The dollar amounts recognized for financial statement reporting purposes in fiscal 2008 with respect to the grant date fair value of Mr. Melby’s RSU award determined in accordance with SFAS 123(R) was $50,332.
          We lease approximately 2,800 square feet of office space in Scottsdale, Arizona. We previously maintained our executive offices in Scottsdale before moving those offices to Springfield, Massachusetts where our principal manufacturing plant is located. We currently utilize the Scottsdale office for various corporate purposes, including holding board committee and other business meetings and conducting various corporate acquisition and investor relations functions. The office also satisfies the requirement to maintain a Scottsdale office contained in our December 5, 2003 severance agreement entered into with Mr. Saltz in connection with his resignation as an executive officer of our company. During fiscal 2008, we sublet part of our Scottsdale office facility to Global Alert, LLC, a company partly owned by Mr. Saltz. The sublease is for the remaining term of the original lease and will reduce our lease expense by approximately $30,000 in fiscal 2009, $32,000 in fiscal 2010, and $20,000 in fiscal 2011.

EQUITY COMPENSATION PLAN INFORMATION
          The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2008.

(c) Number of
Securities
Remaining Available
	(a) Number of		for Future Issuance
	Securities to be	(b) Weighted	Under Equity
	Issued Upon	Average Exercise	Compensation Plans
	Exercise of	Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants,	Options, Warrants,	Reflected in Column
Plan Category	and Rights	and Rights	(a))(2)

Equity Compensation Plans Approved by Stockholders	2,307,680	$3.46	12,910,171

Equity Compensation Plans Not Approved by Stockholders (1)	500,000	$1.47	—

Total	2,807,680	$3.10	12,910,171

(1)	Represents option granted pursuant to the Non-Qualified Stock Option Agreement dated December 6, 2004 between us and our chief executive officer. The option grant vests in equal installments over five years and has a maximum term of ten years. Unless otherwise set forth in Mr. Golden’s employment agreement, (a) upon termination of employment without cause, the option (to the extent vested and outstanding) will remain exercisable for three months following termination of employment; (b) upon termination of employment as a result of death or mental or physical disability, the option (to the extent vested and outstanding) will remain exercisable for 12 months after termination of employment; (c) if employment is terminated for cause, the option immediately terminates; (d) upon a change in control (as defined in the agreement) not approved by the Board of Directors, the option shall become fully vested and exercisable. The option may be exercised by payment of cash or, with the consent of the Company, by promissory note or through a cashless exercise program.

(2)	Under our 2004 Incentive Stock Plan, an aggregate number of shares of our common stock equal to the lesser of (1) 15% of the shares of our common stock outstanding from time to time or (2) 10,000,000 shares is available for issuance pursuant to awards granted under such plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. As of April 30, 2008, the aggregate number of shares of our common stock available for issuance pursuant to awards under the 2004 Incentive Stock Plan was 3,896,234.

REPORT OF THE AUDIT COMMITTEE
          The Board of Directors has appointed an Audit Committee, consisting of three independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.
          The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.
          Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
          In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61. This included a discussion of the auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.
          The committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held nine meetings during the fiscal year ended April 30, 2008.
          Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2008 for filing with the SEC.
          The report has been furnished by the Audit Committee of our Board of Directors.
Jeffrey D. Buchanan, Chairman
John B. Furman
I. Marie Wadecki
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.
          Based solely upon our review of the copies of such forms received by us during the fiscal year ended April 30, 2008, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that Jeffrey D. Buchanan filed two late reports on Form 4 covering two transactions relating to the grant of restricted stock units and the indirect purchase of common stock; Kenneth W. Chandler filed one late report on Form 4 covering two transactions relating to the exercise of options and sale of common stock; and each of John B. Furman, Barry M. Monheit,

Mitchell A. Saltz, Robert L. Scott, David M. Stone, and I. Marie Wadecki filed one late report on Form 4 each covering one transaction relating to the grant of restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information regarding the beneficial ownership of our common stock on July 23, 2008 by (1) each director, nominee for director, and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(2)	Percent(2)

Directors and Executive Officers:
Michael F. Golden (3)	577,883	1.22%
John A. Kelly (4)	501,397	1.05%
Leland A. Nichols (5)	242,503	*
Thomas L. Taylor (6)	31,447	*
Kenneth W. Chandler (7)	164,304	*
Jeffrey D. Buchanan (8)	63,150	*
John B. Furman (9)	83,000	*
Barry M. Monheit (10)	324,925	*
Mitchell A. Saltz (11)	2,719,100	5.76%
Robert L. Scott (12)	105,000	*
David M. Stone (13)	25,000	*
I. Marie Wadecki (14)	67,375	*
All directors and executive officers as a group (14 persons) (15)	4,931,380	10.15%

*	Less than 1% of the outstanding shares of common stock

(1)	Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Smith & Wesson Holding Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.

(2)	The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 47,053,678 shares of common stock outstanding on July 23, 2008. The numbers and percentages shown include the shares of common stock actually owned on July 23, 2008 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of July 23, 2008 upon the exercise of options or the delivery of restricted stock units are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(3)	Includes 400,000 shares of common stock issuable upon exercise of vested stock options.

(4)	Includes 475,000 shares of common stock issuable upon exercise of vested stock options.

(5)	Includes 150,000 shares of common stock issuable upon exercise of vested stock options.

(6)	Includes 8,400 shares of common stock issuable upon exercise of vested stock options.

(7)	Includes 133,000 shares of common stock issuable upon exercise of vested stock options.

(8)	Includes (a) 45,000 shares of common stock issuable upon exercise of vested stock options, (b) 150 shares held indirectly by Mr. Buchanan’s son, and (c) 3,000 shares of common stock issuable upon delivery of vested restricted stock units.

(9)	Includes (a) 40,000 shares of common stock issuable upon exercise of vested stock options, (b) 1,000 shares held by K.I.D.S. Properties, LP, (c) 5,000 shares held by Mr. Furman’s defined benefit pension trust, and (4) 3,000 shares of common stock issuable upon the delivery of vested restricted stock units.

(10)	Includes 43,125 shares of common stock issuable upon exercise of vested stock options.

(11)	Includes (a) 125,000 shares of common stock issuable upon exercise of vested stock options, and (b) 3,000 shares of common stock issuable upon delivery of vested restricted stock units. The shares are held by Mitchell A. Saltz and Sherry L. Noreen, Trustees of the Saltz and Noreen Revocable Family Trust dated August 5, 2005.

(12)	Includes 20,000 shares of common stock issuable upon exercise of vested stock options.

(13)	Includes 25,000 shares of common stock issuable upon exercise of vested stock options.

(14)	Includes (a) 43,125 shares of common stock issuable upon exercise of vested stock options, and (b) 21,300 shares held by Ms. Wadecki’s spouse.

(15)	Includes (a) 1,520,983 shares of common stock issuable upon exercise of vested stock options, and (b) 9,000 shares of common stock issuable upon delivery of vested restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Unless delegated to the Compensation Committee by the Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company.
          Our company has entered into indemnification agreements with each of its directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
          The firm of BDO Seidman, LLP, an independent registered public accounting firm, has audited the financial statements of our company for the fiscal years ended April 30, 2007 and 2008. Our Audit Committee has appointed BDO Seidman, LLP to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2009 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of BDO Seidman, LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
          The Audit Committee has considered whether the provision of non-audit services by our auditor is compatible with maintaining the auditor’s independence.
Audit Fees
          The aggregate fees billed to our company by BDO Seidman, LLP for the fiscal years ended April 30, 2007 and 2008 are as follows:

	2007	2008
Audit Fees	$1,384,335	$1,219,339
Audit-Related Fees	437,956	27,146
Tax Fees	—	—
All Other Fees	—	—

Total	$1,822,291	$1,246,485

          Audit services for fiscal 2007 and 2008 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and the review of our quarterly financial statements.
          Audit-related services for fiscal 2008 consisted of work associated with the issuance of a comfort letter in early fiscal 2009. In fiscal 2007, audit-related services consisted of fees related to the January 3, 2007 acquisition of Thompson/Center Arms and the related December 31, 2006 audit of the Thompson/Center Arms financial statements.
Audit Committee Pre-Approval Policies
          The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.
          To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent auditor to management.

          Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.
          All of the services provided by BDO Seidman, LLP described above under the caption “Audit-Related Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
          Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending April 30, 2009 must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. To be timely under these procedures, notice of such nomination or business related to our 2009 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than June 17, 2009 and no later than July 17, 2009; or (b) if our 2009 Annual Meeting of Stockholders is held after October 15, 2009, no earlier than 90 days in advance of such annual meeting and no later than the close of business on the later of (i) 60 days prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made.
          Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2009, except in circumstances where (1) we receive notice of the proposed matter no later than June 21, 2009, and (2) the proponent complies with the other requirements set forth in Rule 14a-4.
OTHER MATTERS
          We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.
Dated: August 5, 2008

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by SMITH & WESSON HOLDING CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SMITH & WESSON HOLDING CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SMIWS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SMITH & WESSON HOLDING CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors

1.
PROPOSAL 1: ELECTION OF DIRECTORS:
To elect as directors all of the nominees listed below to serve until our next annual meeting of stockholders and until their successors are elected and qualified:
Nominees:
			☐	☐	☐

	01) Barry M. Monheit 02) Robert L. Scott 03) Michael F. Golden 04) Jeffrey D. Buchanan	05) John B. Furman 06) Mitchell A. Saltz 07) David M. Stone 08) I. Marie Wadecki

Vote on Proposal		For	Against	Abstain

2.	PROPOSAL 2: To ratify the appointment of BDO Seidman, LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending April 30, 2009.	☐	☐	☐

and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted FOR all directors and FOR proposal 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SMITH & WESSON HOLDING CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2008 ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 15, 2008
The undersigned stockholder of SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August 5, 2008, and hereby appoints Barry M. Monheit and Michael F. Golden, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of the Company, to be held on Monday, September 15, 2008, at 9:00 a.m., local time, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors; FOR the ratification of the appointment of BDO Seidman, LLP as the independent auditor of the Company; and as said proxies deem advisable on such other matters as may come before the meeting.
A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT AUDITOR OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2009.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.